Exhibit 10.35.13

THIRTEENTH AMENDMENT TO MASTER REPURCHASE AGREEMENT

Dated as of October 12, 2020

Between:

LOANDEPOT.COM,	LLC, as Seller

and

JPMORGAN	CHASE BANK, N.A., as Buyer

The Parties have agreed to amend (for the thirteenth time) the Master Repurchase Agreement dated June 3, 2016 between them (the “Original MRA”, as amended by the First Amendment to Master Repurchase Agreement dated October 19, 2016, the 12/16 Rewarehousing Letter Agreement, the Second Amendment to Master Repurchase Agreement dated February 28, 2017, the Third Amendment to Master Repurchase Agreement dated June 2, 2017, the Fourth Amendment to Master Repurchase Agreement dated August 31, 2017, the Fifth Amendment to Master Repurchase Agreement dated October 30, 2017, the Sixth Amendment to Master Repurchase Agreement dated November 10, 2017, the Seventh Amendment to Master Repurchase Agreement dated August 30, 2018, the Eighth Amendment to Master Repurchase Agreement dated October 15, 2018, the Ninth Amendment to Master Repurchase Agreement dated November 30, 2018, the Tenth Amendment to Master Repurchase Agreement dated April 30, 2019, the Eleventh Amendment to Master Repurchase Agreement dated August 9, 2019, the Twelfth Amendment to Master Repurchase Agreement dated October 14, 2019, and the Omnibus Letter Agreement dated April 30, 2020 the “Amended MRA”, and as amended hereby and as further supplemented, amended or restated from time to time, the “MRA”), to provide for eMortgage Loans to be Eligible Mortgage Loans, update Affiliates and majority owners of Seller, and amend the definition of Eligible Mortgage Loans.

All capitalized terms used in the Amended MRA and used, but not defined differently, in this amendment have the same meanings here as there. The numbered Sections of this Amendment are numbered to correspond to the numbering of the Sections of the Amended MRA amended hereby.

2.	Definitions; Interpretation

(a) Definitions.

The following definitions are amended to read as follows:

“Affiliate” means, as to a specified Person, any other Person (a) that directly or indirectly through one (1) or more intermediaries controls, is controlled by or is under common control with the specified Person, (b) that directly or indirectly through one (1) or more intermediaries, is the beneficial owner of ten percent (10%) or more of the voting securities of the specified Person or (c) of which the specified Person is directly or indirectly the owner of ten percent (10%) or more of the voting securities (or equivalent voting equity interests). For the purposes of this definition,

“control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling”, “controlled by” and “under common control with” have meanings correlative to the meaning of “control”. Notwithstanding the foregoing, except where the term “Affiliate” is used in this Agreement or any other Program Document in reference to or in respect of Anti-Corruption Laws or Anti-Money Laundering Laws, none of the direct or indirect holders of any equity interest in Parthenon Investors IV, LP, Parthenon Capital Partners Fund II, LP, Parthenon loanDepot Partners, LP, Parthenon Investors III, L.P., PCap Associates, or Parthenon Capital Partners Fund, L.P. (which six (6) companies are, as of the date of this Agreement, the owners of all of the stock of LD Investment Holdings, Inc.), JLSA, LLC, Trilogy Mortgage Holdings, Inc., Anthony Hsieh or his Family Members and his Family Trusts, or any entity “controlling” or “controlled by” or “under common control with” any direct or indirect holders of any equity interest in any of the foregoing named companies (other than LD Investment Holdings, Inc., Seller or Seller’s Subsidiaries), shall constitute an “Affiliate” of Seller or any of its Subsidiaries.

“Change in Control”: The acquisition by any Person, or two (2) or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of outstanding shares of voting stock (or equivalent equity interests) of Seller at any time if, after giving effect to such acquisition, Parthenon Investors IV, LP, Parthenon Capital Partners Fund II, LP, Parthenon loanDepot Partners, LP, Trilogy Mortgage Holdings, Inc., Parthenon Investors III, L.P., PCap Associates, Parthenon Capital Partners Fund, L.P., JLSA, LLC, and Anthony Hsieh and his Family Members and his Family Trusts, do not together own and control, directly or indirectly, more than fifty percent (50%) of the outstanding voting equity interests of Seller.

“CL” means and includes either or both, as the context requires, of (i) JPM Chase, operating through its unincorporated division commonly known as its Correspondent Lending group and (ii) J.P. Morgan Acquisition Corp.

“Credit File” means, with respect to a Mortgage Loan, all of the paper and documents required to be maintained pursuant to the related Takeout Commitment, if any, or the specifically-related Hedging Arrangement, as applicable, and all other papers and records of whatever kind or description, whether developed or created by Seller or others, required to Originate, document or service the Mortgage Loan.

“Eligible Mortgage Loan” means, on any date of determination, a Mortgage Loan:

(i) for which each of the applicable representations and warranties set forth on Exhibit B is true and correct as of such date of determination;

(ii) that is either a Conventional Conforming Loan, Jumbo Loan or a Government Loan;

(iii) whose Origination Date was no more than twenty-five (25) days (or in the case of a Correspondent Loan, thirty (30) days) before the Purchase Date for the initial Transaction in which that Mortgage Loan was purchased by Buyer;

(iv) that is eligible for sale to an Approved Takeout Investor under its Takeout Guidelines;

(v) that has a scheduled Repurchase Date not later than the following number of days after the Purchase Date for the initial Transaction to which that Mortgage Loan was subject:

Type of Mortgage Loan	Number of days
Conventional Conforming Loan	25
Government Loan	25
Moderately Aged Loan	45
Long Aged Loan	60
Jumbo Loan	60

(vi) that does not have a Combined Loan-to-Value Ratio in excess of (i) one hundred five percent (105%) in the case of a Conventional Conforming Loan or a Government Loan or (ii) eighty percent (80%) in the case of a Jumbo Loan (or, in each case, such other percentage determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time) and, if its Loan-to-Value Ratio is in excess of eighty percent (80%) (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time), it has private mortgage insurance in an amount required by the applicable Agency Guidelines, unless pursuant to Agency Guidelines in existence at the time such Mortgage Loan was originated, private mortgage insurance is not required for such Mortgage Loan;

(vii) if a Government Loan, whose Purchase Price, when added to the sum of the Purchase Prices of all Government Loans that are then subject to Transactions, is less than or equal to fifteen percent (15%) (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time) of the Facility Amount, provided, however, that the sum of the Purchase Prices of all Cash Out Refinancing Loans that are also Government Loans that are then subject to Transactions, shall not exceed Nine Million Dollars ($9,000,000);

(viii) if a Correspondent Loan, whose Purchase Price, when added to the sum of the Purchase Prices of all Correspondent Loans that are then subject to Transactions, is less than or equal to ten percent (10%) (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time) of the Facility Amount;

(ix) if a Jumbo Loan, whose Purchase Price, when added to the sum of the Purchase Prices of all Jumbo Loans that are then subject to Transactions, is less than or equal to Eighty Million Dollars ($80,000,000) (or such other amount or percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time) of the Facility Amount;

(x) if a Second Home Loan or Investor Loan that is neither a (i) Jumbo Loan or (ii) Government Loan, when added to the sum of the Purchase Prices of all Second Home Loans and Investor Loans that are then subject to Transactions, is less than or equal to ten percent (10%) (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time) of the Facility Amount;

(xi) if a Wet Loan, whose Purchase Price, when added to the sum of the Purchase Prices of all other Wet Loans that are then subject to Transactions, (i) is less than or equal to eighty-three percent (83%) (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to any Seller from time to time) of the Facility Amount on any day that is one of the first five (5) or the last five (5) Business Days of a calendar month or (ii) sixty percent (60%) (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to any Seller from time to time) of the Facility Amount on any other day;

(xii) if a Long Aged Loan, whose Purchase Price, when added to the sum of the Purchase Prices of all Long Aged Loans that are then subject to Transactions, is less than or equal to five percent (5%) (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time) of the Facility Amount;

(xiii) if a Cash Out Refinancing Loan that is neither a (i) Jumbo Loan or (ii) Government Loan, whose Purchase Price, when added to the sum of the Purchase Prices of all Cash Out Refinancing Loans that are then subject to Transactions, is less than or equal to ten percent (10%) (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time) of the Facility Amount;

(xiv) whose Mortgagor has a FICO Score of at least (i) 700 in the case of a Jumbo Loan, or (ii) 660 in the case of a Conventional Conforming Loan or Government Loan (or such other minimum FICO Score as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time);

(xv) that, if subject to a Takeout Commitment, (a) is not subject to a Takeout Agreement that has expired or been terminated or cancelled by the Approved Takeout Investor or with respect to which Seller is in default, (b) has not been rejected or excluded for any reason (other than default by Buyer) from the related Takeout Commitment by the Approved Takeout Investor;

(xvi) that, if subject to a Hedging Arrangement, is not subject to a Hedging Arrangement that has expired or been cancelled by the Hedging Arrangement counterparty or with respect to which Seller is in default or a termination event has occurred;

(xvii) for which, if not a Wet Loan, a complete Asset File has been delivered to Custodian on or before its Purchase Date;

(xviii) for which, if a Wet Loan:

(A) on or before its Purchase Date, a written fraud detection report acceptable to Buyer in its sole discretion has been delivered to Buyer;

(B) if requested by Buyer, all applicable items listed in clauses (i) through (iii) of the definition of Loan File have been delivered to Buyer or Custodian, as applicable, on or before its Purchase Date;

(C) if it is also a Jumbo Loan, the applicable items listed in (clause xix) of this definition of Eligible Mortgage Loan have been delivered to Buyer on or before its Purchase Date; and

(D) at or before its Wet Funding Deadline, a complete Asset File has been delivered to Custodian;

(xix) if a Jumbo Loan, that is covered by a Takeout Commitment issued by CL or JPM AC;

(xx) if and to the extent that Buyer elects by notice to Seller to review and approve them, for which Buyer has approved the underwriting, the Takeout Commitment and other related information;

(xxi) that is not a Mortgage Loan that Seller has failed to repurchase when required by the terms of this Agreement;

(xxii) for which the related Mortgage Note has not been out of the possession of Buyer pursuant to a Trust Release Letter for more than ten (10) Business Days after the date of that Trust Release Letter;

(xxiii) for which neither the related Mortgage Note nor the Mortgage has been out of the possession of Buyer pursuant to a Bailee Letter for more than the number of days specified in such Bailee Letter; and

(xxiv) that is not a Defaulted Loan.

“Investor Loan” means a Conventional Conforming Loan eligible for takeout by Fannie Mae or Freddie Mac, that is secured by a single family residence that is not occupied by the Mortgagor.

“Last Endorsee” means with respect to each Purchased Mortgage Loan and its Mortgage Loan Documents, the last Person to whom such Mortgage Loan or the referenced Mortgage Loan Document were assigned, or to whom the related Mortgage Note was endorsed (or in the case of an eNote the Person appearing as the Controller of such eNote on the MERS® eRegistry), as applicable.

“Loan File” means, with respect to each Mortgage Loan, the following documents:

(i) If a Wet Loan, unless already provided to Buyer, a fully executed Closing Protection Letter from the related Settlement Agent involved in the Wet Funding of that Mortgage Loan.

(ii) If a Government Loan, a valid eligibility certification from VA, FHA or RHS, as applicable, or such other documentation as may be required by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time, with respect to such Purchased Mortgage Loan.

(iii) If a Conventional Conforming Loan, a valid eligibility certification from Fannie Mae or Freddie Mac, as applicable, or such other documentation as may be required by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time, with respect to such Mortgage Loan.

(iv) Evidence reasonably satisfactory to Buyer that such Mortgage Loan is subject to a valid and binding Takeout Commitment or Hedging Arrangement, which may include a copy of the related Takeout Agreement or Hedging Arrangement and such other documents required by Buyer in its sole discretion. If Buyer requires a copy of such Takeout Agreement, Seller will provide it unless both (i) such Takeout Agreement expressly either prohibits Seller from doing so or conditions Seller’s ability to do so upon first obtaining the related Takeout Investor’s consent and (ii) Seller cannot obtain such consent.

(v) If an eMortgage Loan, (A) the Authoritative Copy of its eNote bearing a digital or electronic signature shall have been delivered to Buyer’s eVault and the process of transferring Control and Location of the eNote shall have been completed on the MERS® eRegistry to identify Buyer as the Controller and the Location of the Authoritative Copy of the eNote, and Seller (or such other Person, if any, as shall have been approved by Buyer to service eMortgage Loans) as the “Servicing Agent” on the MERS® eRegistry (or such other counterparty designation as is then used on the MERS® eRegistry to identify the Person responsible for initiating life of loan servicing actions on the MERS® eRegistry); shall bear a digital or electronic signature, (B) the Hash Value of the eNote indicated in the MERS® eRegistry shall match the Hash Value of the eNote as reflected in the Buyer’s eVault, and (C) the eNote shall contain the Agency eNote Clause.

(vi) [Reserved];

(vii) (1) unless waived by Buyer in writing as to one or more particular Purchased Mortgage Loans, a copy of the DU/DO/LP approval or, (2) for a Jumbo Loan, a copy of the related CHL Correspondent Channel Approval Memorandum;

(viii) [Reserved];

(ix) if, at any point in the future, Buyer so designates, by giving at least thirty (30) days written notice to Seller, that Seller will, on a going forward basis, be responsible for giving the same (it being understood and agreed that unless and until Buyer gives such notice to Seller, Buyer will be responsible for giving such notices to Mortgagors as are required by the Truth in Lending Act of 1968, as amended, and this item will not be included in the Loan Files), a notice letter in form and substance acceptable to Buyer in its sole discretion, delivered at Buyer’s request by Seller on behalf of Buyer to Mortgagor setting forth the information regarding Buyer as the “new creditor” and such other information required by Section 404 of The Helping Families Save Their Homes Act of 2009 (amending the Truth in Lending Act of 1968 (as amended)), and acknowledged in writing by Mortgagor unless Buyer has notified Seller in writing that such notice is no longer required.

Each reference in the Amended MRA to “Loan Eligibility File” shall henceforth be read as a reference to “Loan File”.

“MIN” means the eighteen digit MERS Identification Number permanently assigned to each MERS Designated Mortgage Loan and, in the case of an eMortgage Loan, to its eNote.

“Mortgage Loan” means a whole mortgage loan or Cooperative Loan, including an eMortgage Loan, that is secured by a Mortgage on residential real estate, and includes all of its Servicing Rights.

“Mortgage Note” means the original executed promissory note, the Authoritative Copy of an eNote, or other primary evidence of indebtedness of a Mortgagor on a Mortgage Loan.

“Second Home Loan” means a Conventional Conforming Loan eligible for takeout by Fannie Mae or Freddie Mac, that is secured by a single family residence that is occupied by the Mortgagor but is not the Mortgagor’s principal residence and whose underwriting, Takeout Commitment, appraisal and all related documentation that Buyer elects to review are approved by Buyer.

“Servicing Records” means all servicing records created and/or maintained by Seller in its capacity as interim servicer for Buyer with respect to a Purchased Mortgage Loan, including any and all servicing agreements, files, documents, records, databases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records and any other records relating to or evidencing its servicing, including for eMortgage Loans, the eClosing Transaction Record, versions of the eClosing System used in the Origination of such Purchased Mortgage Loan, the Mortgage, all files, documents, records, system logs, audit trail and other data and information relating to the related eNote and all other related Electronic Records throughout the life of such eMortgage Loan, and any other files, documents, records, data and information required under applicable Agency Guidelines to be created or maintained by a servicer of eMortgage Loans.

“Termination Date” means the earliest of (i) the Business Day, if any, that Seller designates as the Termination Date by written notice given to the Buyer at least thirty (30) days before such date, (ii) the Business Day, if any, that Buyer designates as the Termination Date by written notice given to the Seller at least sixty (60) days before such date, (iii) the date of declaration of the Termination Date pursuant to Section 12(b)(i) and (iii) October 11, 2021.

“Wet Loan” means a Purchased Mortgage Loan for which the completed Loan File was not delivered to Buyer before funding of the related Purchase Price.

B. The following new definitions are added to Section 2(a) of the Amended MRA in alphabetical order:

“Agency eNote Clause” is defined in Exhibit B.

“Approved eMortgage Takeout Investor” means any of (i) CL, Fannie Mae and Freddie Mac and (ii) any other Approved Takeout Investor that has been specifically approved in writing by Buyer for purchases of eMortgage Loans and with which Buyer and Seller have entered into an eNote Control and Bailment Agreement; provided that Buyer will give Seller five (5) Business Days’ written notice of Buyer’s election to withdraw or remove its prior approval of any Approved eMortgage Takeout Investor described in clause (ii) above and no such elective withdrawal or removal of Buyer’s approval of any such Approved eMortgage Takeout Investor shall affect or impair the acceptability of any Takeout Commitment covering any Purchased Mortgage Loan purchased before the effective date of such removal. The initial list of Approved eMortgage Takeout Investors (in addition to CL, Fannie Mae and Freddie Mac), which may be updated by Buyer from time to time, is attached as Schedule I-A to the Thirteenth Amendment to MRA.

“Authoritative Copy” of any eNote means the single unique, identifiable and legally controlling copy of such eNote that meets the requirements of §16(c) of UETA and §7201(c) of E-SIGN, and that is registered on the MERS® eRegistry and stored, at all times, in an eVault that complies with applicable eCommerce Laws, maintained by the Person named in the Location specified in the MERS® eRegistry.

“Buyer’s eVault” means an eVault established and maintained for the benefit of the Buyer with respect to any Purchased Mortgage Loans that are eMortgage Loans. For the avoidance of doubt, initially the Buyer’s eVault shall be an eVault established and maintained by the Buyer.

“Control” means with respect to an eNote, the “control” of such eNote within the meaning of UETA and/or, as applicable, E-SIGN, which is established by reference to the MERS® eRegistry and any party designated therein as the Controller.

“Controller” of an eNote means the Person identified on the MERS® eRegistry as the Person having “control” of the Authoritative Copy of such eNote within the meaning of §7201 of E-SIGN and §16 of UETA.

“Continuity, Recovery and Incident Response Programs” is defined in Section 11(y).

“Delegatee” means, with respect to an eNote, the party designated in the MERS® eRegistry as the “Delegatee” or “Delegatee for Transfers”, and in such capacity is authorized by the Controller to perform certain MERS® eRegistry transactions on behalf of the Controller, such as a Transfer of Control and a Transfer of Control and Location.

“eClosing System” means the systems and processes used in the origination and closing of an eMortgage Loan and through which the eNote and other Mortgage Loan Documents are accessed, presented and signed electronically.

“eClosing Transaction Record” means, for each eMortgage Loan, a record of each eNote and Electronic Record presented and signed using the eClosing System and all actions relating to the creation, execution, and transferring of the eNote, and all other Electronic Records that are required to be maintained pursuant to Agency Guidelines and required to demonstrate compliance with all applicable eCommerce Laws. An eClosing Transaction Record shall include systems logs and audit trails that establish a temporal and process link between the presentation of identity documents and the electronic signing of each eNote and Electronic Record, together with identifying information that can be used to verify the Electronic Signature and its attribution to the signer’s identity, and evidence of the signer’s agreement to conduct the transaction electronically and the signer’s execution of each Electronic Signature.

“eCommerce Laws” means the Electronic Signature In Global and National Commerce Act, Pub. L. No. 106-229, 114 Stat. 464 (codified at 15 U.S.C. §§ 7001-31), as the same may be supplemented, amended, recodified or replaced from time to time (“E-SIGN”), the Uniform Electronic Transactions Act, as adopted in the relevant jurisdiction, and as may be supplemented, amended or replaced from time to time (“UETA”), any applicable state or local equivalent or similar laws and regulations, and any rules, regulations and guidelines promulgated under any of the foregoing.

“Electronic Record” means a contract or record created, generated, communicated, delivered or stored by electronic means and capable of being accurately reproduced in perceivable form.

“eMortgage Loan” means a MOM Loan that is evidenced by an eNote registered on the MERS® eRegistry in compliance with the MERS® eRegistry Procedures Manual and conforms to all applicable Agency Guidelines and Takeout Guidelines.

“eNote” means a Mortgage Note that is electronically issued, created, presented and executed in accordance with the requirements of, and is a valid and enforceable Transferable Record under, applicable eCommerce Laws and otherwise conforms to all applicable Agency Guidelines and Takeout Guidelines.

“eNote Control and Bailment Agreement” means a master control and bailment agreement, by and among an Approved eMortgage Takeout Investor, Buyer and Seller, setting forth the bailment terms and conditions for all transfers of the Control and/or Location of eNotes and deliveries of the Authoritative Copies of such eNotes, from Buyer to an Approved eMortgage Takeout Investor or its designee for the purposes of such Approved eMortgage Takeout Investor’s inspection and determination whether to purchase related eMortgage Loans from Seller, all in such form and containing such terms and conditions as shall be approved by Buyer.

“E-SIGN” is defined in the definition of eCommerce Laws.

“eRisk Determination” is defined in Section 8(e).

“eVault” means an electronic storage system that uses computer hardware and software to store and maintain eNotes and other Electronic Records, including any and all addenda, amendments, supplements or other modifications of eNotes that are Electronic Records, in compliance with applicable eCommerce Laws, Agency Guidelines and related Takeout Guidelines.

“eVault Provider” means any third party that establishes and maintains an eVault on behalf of the Seller.

“Hash Value” means, with respect to an eNote, the unique, tamper-evident digital signature of such eNote that is stored with MERS.

“Location” of an eNote means the Person identified on the MERS® eRegistry as the Person that stores and maintains the Authoritative Copy of such eNote, as the Controller of such eNote or as such Controller’s designated custodian.

“MERS® eDelivery” means the electronic system, operated and maintained by MERSCORP Holdings, Inc., that is used by the MERS® eRegistry to deliver documents and data from one MERS® eRegistry member to another.

“MERS® eRegistry” means the electronic registry operated and maintained by MERSCORP Holdings, Inc., that serves as the system of record to identify the current Controller and Location of the Authoritative Copy of an eNote, and any other Person who is authorized by the Controller to make certain updates or initiate certain actions in the MERS® eRegistry on behalf of the Controller of such eNote.

“MERS® eRegistry Procedures Manual” means the MERS® eRegistry Procedures Manual issued by MERS, as amended, replaced, supplemented or otherwise modified and in effect from time to time.

“Paper Record” means with respect to a Mortgage Loan, the related Mortgage Notes and all other documents comprising the Asset File that are in paper format, either as a copy or an original document, and are not held electronically or as an Electronic Record.

“Seller’s eVault” shall mean an eVault established and maintained by Seller or by an eVault Provider on Seller’s behalf. For the avoidance of doubt, the Seller’s eVault is different from the Buyer’s eVault.

“Servicing Agent” means, with respect to an eNote, the party designated in the MERS® eRegistry as the “Servicing Agent” (if any), and in such capacity is authorized by the Controller to perform certain MERS® eRegistry transactions on behalf of the Controller.

“Thirteenth Amendment Effective Date” means October 12, 2020, the effective date of the Thirteenth Amendment to MRA.

“Thirteenth Amendment to MRA” means the Thirteenth Amendment to Master Repurchase Agreement dated October 12, 2020 amending the Amended MRA.

“Transferable Record” has the meaning assigned to the term “transferable record” in §16 of UETA, §201 of E-SIGN (codified at 15 U.S.C. § 7021), and other applicable eCommerce Laws.

“Transfer of Control” means, with respect to an eNote, a MERS® eRegistry transfer transaction used to request a change to the current Controller of such eNote.

“Transfer of Control and Location” means, with respect to an eNote, a MERS® eRegistry transfer transaction used to request a change to the current Controller and Location of such eNote.

“Transfer of Location” means, with respect to an eNote, a MERS® eRegistry transfer transaction used to request a change to the current Location of such eNote.

“Transfer of Servicing Agent” means, with respect to an eNote, a MERS® eRegistry transfer transaction used to request a change to the current Servicing Agent of such eNote.

“UETA” is defined in the definition of eCommerce Laws.

“Unauthorized Servicing Agent Modification” means, with respect to an eNote, a Transfer of Location, Transfer of Servicing Agent or a change in any other information, status or data initiated by the Servicing Agent or a vendor of the Servicing Agent with respect to such eNote on the MERS® eRegistry.

“Wet Delivery Deadline” means, with respect to any Wet Loan that is (i) an eMortgage Loan, the second (2nd) Business Day following its Origination Date and (ii) not an eMortgage Loan, the sixth (6th) Business Day following its Origination Date, in each case counting the Origination Date as the first Business Day, or such later Business Day as Buyer, in its sole discretion, may specify from time to time.

3.	Initiation; Confirmations; Termination

A. Section 3(g) is amended to read as follows:

(g) Termination of Transaction by Repurchase; Transfer of Purchased Mortgage Loans. On the Repurchase Date, termination of the Transaction will be effected by resale to Seller or its designee by Buyer of the Purchased Mortgage Loans on a servicing released basis against Seller’s submission to Buyer of a Completed Repurchase Advice, all in form and substance satisfactory to Buyer. After receipt of the payment (for Buyer’s accounts) of the Repurchase Price from Seller, Buyer shall transfer such Purchased Mortgage Loans to such Seller or its designee and deliver, or cause to be delivered, to Seller or its designee all Mortgage Loan Documents previously delivered to Buyer or its designee and take such steps as are necessary and appropriate to effect the transfer of the Purchased Mortgage Loan to Seller or its designee on the MERS® System, the MERS® eRegistry or both, as applicable. All such transfers from Buyer to Seller or Seller’s designee, including any transfer of Location or other transfer on the MERS® eRegistry, that result in the transfer of Control of an eNote, are and shall be without recourse and without (i) any of the liabilities of an indorser under UCC §3-414, by analogy or otherwise, (ii) any of the transfer warranties of UCC §3-417, or (iii) any other warranty, express or implied other than that the transferred Mortgage Loans are free and clear of any claim or right by or through Buyer.

6.	Security Interest; Assignment of Takeout Commitments

A. Section 6(a) is amended to read as follows:

(a) Security Interest. Although the Parties intend that all Transactions hereunder be absolute sales and purchases and not loans, to secure the payment and performance by Seller of its obligations, liabilities and indebtedness under each such Transaction and Seller’s obligations, liabilities and indebtedness hereunder and under the other Transaction Documents, Seller hereby pledges, assigns, transfers and grants to Buyer a security interest in the Mortgage Assets in which Seller has rights or power to transfer rights and all of the Mortgage Assets in which Seller later acquires ownership, other rights or the power to transfer rights. “Mortgage Assets” means (i) the Purchased Mortgage Loans with respect to all related Transactions hereunder (including, without limitation, all Servicing Rights with respect thereto), (ii) all Servicing Records, Loan Files, Mortgage Loan Documents, including, without limitation, the Mortgage Note or eMortgage Note (as the case may be) and Mortgage, and all of Seller’s claims, liens, rights, title and interests in and to the Mortgaged Property related to such Purchased Mortgage Loans, (iii) all Liens securing repayment of such Purchased Mortgage Loans, (iv) all Income with respect to such Purchased Mortgage Loans, (v) the related Accounts, (vi) the Takeout Commitments and Takeout Agreements to the extent Seller’s rights thereunder relate to the Purchased Mortgage Loans (excluding, however, any Takeout Commitments or Takeout Agreements that by their express terms prohibit Seller’s assigning, pledging or granting a security interest in them if and to the extent that such prohibition is not made ineffective by UCC §§ 9-406 or 9-408), (vii) the Closing Protection Letters to the extent Seller’s rights thereunder relate to Mortgage Loans whose Originations were funded or intended to be funded in whole or in part with funds transferred by Buyer to the related Settlement Agent, (viii) the Income Collection Account, together with all interest on the Income Collection Account, all modifications, extensions and increases of the Income Collection Account and all sums now or at any time hereafter on deposit in the Income Collection Account or represented by the Income Collection Account, (ix) all Hedging Arrangements to the extent relating to the Purchased Mortgage Loans (excluding, however, any Hedging Arrangements that by their express terms prohibit Seller’s assigning, pledging or granting a security interest in them if and to the extent that such prohibition is not made ineffective by UCC §§ 9-406 or 9-408), and (x) all proceeds of the foregoing, including, without limitation, to the extent constituting proceeds of the foregoing, all mortgage backed securities, and the right to have and receive such mortgage backed securities when issued, that are, in whole or in part, based on, backed by or created from Purchased Mortgage Loans for which the full Repurchase Price has not been received by Buyer, irrespective of whether such Purchased Mortgage Loans have been released from this security interest. Seller hereby authorizes Buyer to file such financing statements and amendments relating to the Mortgage Assets as Buyer may deem appropriate, and irrevocably appoints Buyer as such Seller’s attorney-in-fact to take such other actions as Buyer deems necessary or appropriate to perfect and continue the Lien granted hereby and, subject to the terms of the Transaction Documents, to protect, preserve and realize upon the Mortgage Assets. Seller agrees to pay all fees and expenses associated with perfecting such Liens including the cost of filing financing statements and amendments under the UCC, registering each Purchased

Mortgage Loan with MERS and recording assignments of the Mortgages and registering each related eNote on the MERS® eRegistry and initiating transfers, loan data updates and other actions on the MERS® eRegistry, in each case as and when required by Buyer in its sole discretion. The Parties intend that this Section 6(a) is “a security agreement or arrangement or other credit enhancement”, as defined and described in Sections 101(47)(A)(v) and 741(7)(A)(ix) of the Bankruptcy Code, related to the repurchase agreement and securities contract established and evidenced by this Agreement and the Transactions hereunder.

7.	Conditions Precedent

Section 7 is amended by addition of the following new Section 7(c) to the end of Section 7:

(c) Conditions Precedent to the Effectiveness of the Thirteenth Amendment to this Agreement. The effectiveness of the Thirteenth Amendment to MRA shall be subject to the satisfaction of each of the following conditions precedent (any of which Buyer may electively waive, in Buyer’s sole discretion):

(i) on or before the Thirteenth Amendment Effective Date, Seller shall deliver or cause to be delivered each of the documents listed on Exhibit M to the Thirteenth Amendment to MRA in form and substance satisfactory to Buyer and its counsel;

(ii) as of the Thirteenth Amendment Effective Date, no material action, proceeding or investigation shall have been instituted or threatened, nor shall any material order, judgment or decree have been issued or proposed to be issued by any Governmental Authority with respect to Seller that has not been disclosed to Buyer; and

(iii) Seller shall have paid to the extent due all fees and out-of-pocket costs and expenses reasonably incurred (including due diligence fees and expenses and reasonable legal fees and expenses) required to be paid under this Agreement or any other Transaction Document.

8.	Change in Requirement of Law

The following new Section 8(f) is added to Section 8 immediately following Section 8(e):

(f) If at any time Buyer determines (an “eRisk Determination”) that any Change in Law or in the MERS® eRegistry, or other event or circumstance, imposes or increases Buyer’s risk of making or maintaining purchases of eMortgage Loans, or of maintaining their obligations with respect to any eMortgage Loans Transactions, then Buyer shall give notice thereof to Seller, and (i) Buyer and Seller shall endeavor in good faith to establish alternative terms and conditions to apply to eMortgage Loan Transactions to eliminate or satisfactorily reduce such risk, in a manner reasonably satisfactory to both Buyer and Seller, and to amend this Agreement and the other Transaction Documents to implement such changes. If Buyer and Seller fail for any reason to execute such amendments on or before thirty (30) days after Buyer’s said notice to Seller, Buyer may elect to give notice to Seller that, on and after ten (10) days thereafter, new eMortgage Loans will not be Eligible Mortgage Loans.

9.	Documents and Records Relating to Purchased Mortgage Loans

The title of Section 9 is amended to read as above and its text is amended to read as follows:

(a) Segregation of Documents; Buyer May Engage in Other Transactions. All documents in the possession of Seller relating to Purchased Mortgage Loans shall be segregated from other documents and securities in its possession and shall be identified as being subject to this Agreement. Segregation may be accomplished by appropriate identification on the books and records of the holder, including a financial or securities intermediary or a clearing corporation. All of Seller’s interest in the Purchased Mortgage Loans (including the Servicing Rights) shall pass to Buyer on the Purchase Date and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Mortgage Loans or otherwise selling, transferring, pledging or hypothecating the Purchased Mortgage Loans, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Mortgage Loans to Seller if and as required pursuant to Section 3 or Section 4.

(b) eClosing Transaction Records and Post-Purchase Support.

(i) The eClosing Transaction Record of each Purchased Mortgage Loan that is an eMortgage Loan shall be stored and maintained by or on behalf of Seller or its Subservicer in a manner that preserves the integrity and reliability of the eClosing Transaction Record for the life of such eMortgage Loan plus a period consistent with applicable Agency Guidelines requirements.

(ii) Seller shall cooperate with Buyer in all activities reasonably necessary to enforce eMortgage Loans that are Purchased Mortgage Loans and related eNotes. Seller shall provide upon reasonable request by Buyer, such affidavits, certifications, records and information regarding the creation and maintenance of the eNote and other Electronic Records in connection with any eMortgage Loan that Buyer deems necessary or advisable to ensure admissibility of such eNote and other Electronic Records in a legal proceeding and may include, among other things, (a) a description of how the executed eNote and other Electronic Records have been stored to prevent against unauthorized access and unauthorized alteration and a description of how such Seller’s eClosing System and such Seller’s eVault can detect such unauthorized access or alteration, (b) a description of such Seller’s eClosing System and such Seller’s eVault controls in place to ensure compliance with applicable eCommerce Laws, including §201 of E-SIGN and §16 of UETA, (c) a description of the steps followed by a Mortgagor to execute the eNote or other Electronic Record using such Seller’s eClosing System, (d) a copy of each screen, as it would have appeared to the Mortgagor, of the eNote or other Electronic Record that Buyer is seeking to enforce or defend, when Mortgagor signed the eNote or other Electronic Record, (e) a description of such Seller’s eClosing System and eVault controls in place at the time of signing to ensure the integrity of the data, and (f) testimony by an authorized officer or employee of such Seller to support admission of the eNote and other Electronic Records into any legal proceeding to enforce or defend the eMortgage Loan.

(iii) Seller shall archive or cause to be archived all versions of any eClosing System used to create eNotes and originate eMortgage Loans, and retain or cause to be retained such versions including screenshots of each stage or version of the eClosing System process.

(iv) Seller shall retain or cause to be retained the eClosing Transaction Record of each Purchased Mortgage Loan that is an eMortgage Loan in a manner that will provide Buyer or its designees with ready access to such documents and records promptly following any request by Buyer. With respect to each Purchased Mortgage Loan that is an eMortgage Loan, Seller must be able to provide, or cause to be provided, to Buyer at any time upon Buyer’s reasonable request, the eNote, any portions of the related Credit File or Servicing Record, and the eClosing Transaction Record.

(c) Access to eClosing Systems, eVaults, and Expertise. Promptly following any reasonable request by Buyer (and subject to the notice requirements applicable to discussions, inspections and audits specified in Section 11(e)), Seller will, and will cause each Subservicer (if any) of eMortgage Loans and each eVault provider (if any), to give Buyer access to (i) if other than Buyer’s eVault or Custodian’s eVault storing storing the Authoritative Copy of any eNote evidencing a Purchased Mortgage Loan, (ii) all software and systems used for the origination, management or administration of any Purchased Mortgage Loan or any related eClosing Transaction Record, Credit File or Servicing Records, and access to all media in which any part of such eClosing Transaction Record, Credit File or Servicing Records may be recorded or stored; (iii) Seller’s, or such Subservicer’s or eVault Provider’s, as applicable, know-how, expertise, and relevant data (such as customer lists) regarding any Purchased Mortgage Loan, or the policies, procedures and processes of such Person in originating, maintaining, servicing and otherwise managing eMortgage Loans and eNotes, and (iv) the personnel responsible for such matters.

10.	Representations and Warranties

A. Section 10(a)(xxv) is amended to read as follows:

(xxv) In Compliance with Applicable Laws. Seller has not violated any Requirement of Law applicable to it, including (1) Agency Guidelines, (2) all applicable Anti-Money Laundering Laws, (3) Anti-Corruption Laws, (4) applicable Privacy Requirements, including the GLB Act and the Safeguards Rules promulgated thereunder, (5) all consumer protection laws and regulations, (6) all licensing and approval requirements applicable to Seller’s Origination of Mortgage

Loans and (7) all other laws and regulations referenced in item (gg) of Exhibit B, in each case a breach of which would, or would reasonably be expected to, result in a Material Adverse Effect, except where contested in good faith by appropriate proceedings, and with adequate reserves determined in accordance with GAAP established therefor.

B. Section 10(a)(xxviii) is amended to read as follows:

(xxviii) MERS. Seller is a member of MERS in good standing, and Seller, each of Seller’s eVault Providers and each Subservicer (if any) of eMortgage Loans is a member of the MERS® eRegistry in good standing, and such Person’s operations are integrated with MERS® eRegistry and MERS® eDelivery in compliance with the MERS® eRegistry Procedures Manual, Agency Guidelines and applicable Takeout Guidelines.

C. Section 10(a) is amended by adding the following new Section 10(a)(xxxiii) immediately following Section 10(a)(xxxii):

(xxxiii) All audits and reviews of Seller’s eClosing System and any Subservicer’s or eVault provider’s eVault and related policies and procedures requested or required by any Agency in connection with such Seller’s or such Subservicer’s or eVault provider’s application for such Agency’s approval to sell, service or maintain eNotes and eMortgage Loans, have been completed, Seller has reviewed reports of findings and remedial actions have been taken to address the material adverse findings, if any, discovered in the audits and reviews, and such Agency has approved such Person to sell, service or maintain (as applicable) eNotes and eMortgage Loans and its related policies and procedures.

11.	Seller’s Covenants

A. The last sentence of Section 11(a) is amended to read as follows:

Seller will remain a member in good standing of the MERS® System and the MERS® eRegistry.

B. Section 11(b) of the MRA is amended to read as follows:

(b) Compliance with Applicable Laws. Seller shall comply with all Requirements of Law, a breach of which would, or could reasonably be expected to, materially and adversely affect the Purchased Mortgage Loans or the Mortgage Loans to be sold pursuant to this Agreement, or that could reasonably be expected to result in a Material Adverse Effect except where contested in good faith and by appropriate proceedings and with adequate reserves determined in accordance with GAAP established therefor. Without limiting the foregoing, Seller shall comply in all material respects with all applicable (1) Agency Guidelines (including Agency Guidelines applicable to Seller’s eClosing System or eVault and related policies, procedures, and processes), (2) Privacy Requirements, including the GLB Act and Safeguards Rules promulgated thereunder, (3) consumer protection laws and regulations, (4) licensing and approval requirements applicable to Seller’s Origination of Mortgage Loans and (5) other laws and regulations referenced in the definition of “Requirement(s) of Law”, in item (gg) of Exhibit B or in both of such places, in each case, that could reasonably be expected to result in a Material Adverse Effect except where contested in good faith and by appropriate proceedings and with adequate reserves determined in accordance with GAAP established therefor. Seller shall maintain in effect and enforce policies and procedures designed to ensure compliance by Seller and its directors, managers, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

C. Section 11(d) is amended to read as follows:

(d) Inspection of Properties and Books. Seller shall permit authorized representatives of Buyer to (i) discuss the business, operations (including Seller’s eClosing System and eVault), assets and financial condition of Seller and Seller’s Subsidiaries with their officers and employees and to examine their books of account, records, reports and other papers and make copies or extracts thereof and (ii) inspect Purchaser’s Mortgage Assets and all related information and reports, and (iii) audit Seller’s operations (including a technical, security and legal review of Seller’s eClosing System and Seller’s eVault as applicable, and related policies and procedures by Buyer or by third parties reasonably selected by Buyer, including, (a) a certified third party security assessment report, (b) results of systems testing and verification of integration with MERS® eRegistry and MERS® eDelivery, and (c) a legal analysis of Seller’s eClosing System and Seller’s eVault, and such systems’ policies, procedures and processes) to ensure compliance with the terms of the Transaction Documents, the GLB Act and other privacy laws and regulations, and applicable eCommerce Laws and Agency Guidelines, all at Seller’s expense and at such reasonable times as Buyer may request; it being understood and agreed that so long as no Event of Default shall have occurred and be continuing, Buyer shall give a Seller reasonable notice prior to conducting any discussion, inspection and/or audit under this Section 11(d). Seller shall reimburse Buyer for out-of-pocket expenses reasonably incurred in connection with one such audit, inspection or visit during any twelve (12) month period, and for out-of-pocket expenses reasonably incurred in connection with each such audit, inspection or visit, if any, initiated when a Default or an Event of Default exists. Seller will provide its accountants with a photocopy of this Agreement promptly after Buyer notifies Seller that Buyer wishes to discuss the financial condition or affairs of Seller with such accounts, and will instruct its accountants to answer candidly any and all questions that the officers of Buyer or any authorized representatives of Buyer may address to them in reference to the financial condition or affairs of Seller and Seller’s Subsidiaries. Seller may have its representatives in attendance at any meetings between the officers or other representatives of Buyer and Seller’s accountants held in accordance with this authorization.

C. Section 11(d) is amended by replacing the “; or” at the end of Section 11(d)(xx) with “;”, replacing the period at the end of Section 11(d)(xxi) with “; or”, and adding the following new Sections 11(d)(xxii) and 11(d)(xxiii) immediately thereafter:

(xxii) any proposed changes, at least five (5) Business Days prior to the proposed effective date of such changes, to Seller’s eClosing System and/or eVault or related policies, procedures and/or processes that could reasonably be expected to adversely affect the performance of such eClosing System or eVault or that could reasonably be expected to adversely affect the enforceability of eMortgage Loans and eNotes or compliance with applicable Agency Guidelines and eCommerce Laws in any material respect; or

(xxiii) any occurrence of a data security incident, in any event no later than five (5) Business Days following such incident, regarding Seller’s eClosing System or Seller’s eVault that results in the unauthorized access to or acquisition of eNote and any other records, including details of such data security incident if it affects, or could reasonably be expected to have affected, any Purchased Mortgage Loans, a summary of any external third party forensic examinations of it, and planned remediation steps to correct it and prevent similar incidents in the future.

D. Section 11(g) is amended to read as follows:

(g) Insurance. Seller shall maintain, at no cost to Buyer (a) errors and omissions insurance or mortgage impairment insurance and blanket bond coverage, with such companies and in such amounts as to satisfy prevailing Agency Guidelines requirements applicable to a qualified mortgage originating institution, and shall cause Seller’s policy to be endorsed with the Blanket Bond Required Endorsement; (b) liability insurance and fire and other hazard insurance on its properties, with responsible insurance companies reasonably acceptable to Buyer, in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity; and (c) network security and cyber liability insurance that includes coverage for any and all costs and expenses associated with a data security incident; and within thirty (30) days after notice from Buyer, Seller shall obtain such additional insurance as Buyer shall reasonably require, consistent with prudent industry standards, all at the sole expense of Seller. Photocopies of such policies shall be furnished to Buyer without charge upon obtaining such coverage or any renewal of or modification to such coverage.

E. Section 11(h)(v) is amended to read as follows:

(v) Subject to applicable Agency confidentiality requirements (if any), photocopies or electronic copies of any audits completed by any Agency of Seller or any of its Subsidiaries, or of Seller’s eClosing System and Seller’s eVault that provide for material corrective action, material sanctions or classifications of the quality of Seller’s operations, not later than five (5) days after receiving the results of such audit;

F. Section 11(v)(ii) is amended to read as follows:

(ii) Minimum Adjusted Tangible Net Worth. Seller shall not permit the Adjusted Tangible Net Worth of Seller (and, if applicable, its Subsidiaries, on a consolidated basis), computed as of the end of each calendar month, to be less than Two Hundred Seventy-five Million Dollars ($275,000,000).

G. Section 11(v)(iii) is amended to read as follows:

(iii) Maintenance of Liquidity. Seller shall have Liquidity of at least Forty Million Dollars ($40,000,000) on the last Business Day of each month.

H. Section 11 is further amended by adding the following new Section 11(y) at the end of Section 11 (immediately following Section 11(x)):

(y) Business Continuity and Disaster Recovery. Seller agree to maintain, to cause each Subservicer (if any) of its eMortgage Loans and Seller’s eVault Providers, to maintain, at all times (i) a disaster recovery program, (ii) a business continuity plan, and (iii) an incident response plan (collectively, the “Continuity, Recovery and Incident Response Programs”), each in scope and substance reasonably acceptable to Buyer. Seller, at its sole cost, shall test the Continuity, Recovery and Incident Response Programs on an annual basis. If the results of any such testing identify any material compliance or other issues with respect to any of a Seller’s, a Subservicer’s or an eVault Provider’s Continuity, Recovery and Incident Response Programs, Seller shall notify Buyer and promptly correct any such issue to Buyer’s reasonable satisfaction.

EXHIBIT	B

Exhibit B attached to the Amended MRA is deleted in its entirety and replaced with Exhibit B attached to the Thirteenth Amendment to MRA.

EXHIBIT	C

Exhibit C attached to the Amended MRA is deleted in its entirety and replaced with Exhibit C attached to the Thirteenth Amendment to MRA.

(The remainder of this page is intentionally blank; counterpart signature pages follow)

As amended hereby, the Amended MRA remains in full force and effect, and the Parties hereby ratify and confirm it.

JPMORGAN CHASE BANK, N.A.

By:	/s/ Laura Carter
Laura Carter
Authorized Officer

LOANDEPOT.COM, LLC

By:
Name:
Title:

Counterpart signature page to Thirteenth Amendment to Master Repurchase Agreement

EXHIBIT B

MORTGAGE LOAN

REPRESENTATIONS AND WARRANTIES

With respect to each Mortgage Loan subject to a Transaction under this Agreement, (i) as of the Purchase Date for the purchase of any Purchased Mortgage Loans by Buyer from Seller and as of the date of this Agreement and any related Transaction hereunder, and (ii) at all times while the Transaction Documents or any Transaction hereunder is in force and effect, Seller represents and warrants to Buyer that each of the statements set forth in the lettered paragraphs of this Exhibit B is true and correct. For purposes of this Exhibit B and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Mortgage Loan if and when a Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Mortgage Loan. With respect to those representations and warranties which are made to the best of Seller’s knowledge, if it is discovered by Buyer or Seller that the substance of such representation and warranty is inaccurate, notwithstanding Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

(a) Mortgage Loans as Described. The loan data submitted by Seller for each Mortgage Loan proposed for purchase by Buyer is complete, true and correct.

(b) Valid First Lien. The Mortgage is properly recorded (or, as to newly Originated Mortgage Loans, is in the process of being recorded) and is a valid, existing and enforceable first Lien with respect to each Mortgage Loan which is indicated by Seller to be a first Lien on the Mortgaged Property, including all improvements on the Mortgaged Property, free and clear of all adverse claims, and Liens having priority over the Lien of the Mortgage, subject only to (i) the Lien of current real property taxes and assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording being acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to Seller and which do not adversely affect the purchase by, or the purchase price to be paid by, the Approved Takeout Investor, and (iii) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, existing and enforceable first lien and first priority security interest securing the related Mortgage Loan on the property described therein and Seller has full right to sell and assign the related Mortgage Assets to Buyer.

(c) Validity of Mortgage Documents. With respect to each Mortgage Loan, Seller or its designee has in its possession all Servicing Files (including for each eMortgage Loan, the eClosing Transaction Record) except for those Servicing Files that Seller has disclosed to Buyer are outstanding. The Mortgage is an original or a true and correct copy of the original and is genuine, the related Mortgage Note is the original and genuine, or in the case of an eNote, the copy

Exhibit B, Page 20

of the eNote transmitted to Buyer’s eVault by the Wet Delivery Deadline, is the Authoritative Copy and the Hashtag on the eNote matches the Hashtag stored on the MERS® eRegistry, and each is the legal, valid and binding obligation of the Mortgagor thereof, enforceable in all respects in accordance with its terms except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law, and Seller has taken all action necessary to transfer such rights of enforceability to Buyer. Neither the operation of any of the terms of any Mortgage or Mortgage Note, nor the exercise by any holder of any right thereunder, will render the Mortgage or Mortgage Note unenforceable, in whole or in part, or subject to any right of rescission, setoff, counterclaim or defense, and no such right of rescission, setoff, counterclaim or defense has been asserted with respect thereto. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties. All items required to be delivered pursuant to this Agreement shall be delivered to Buyer, within the time frames set forth in this Agreement, and if a document is delivered in imaged format, such images must be of sufficient quality to be readable and able to be copied. There is only one original executed Mortgage Note (or, in the case of an eNote, only one Authoritative Copy of the eNote, and each other copy of the eNote is readily identifiable as a copy that is not the Authoritative Copy of the eNote) with respect to such Mortgage Loan, and, if an eMortgage Loan, the Mortgagor only signed the eNote at origination and did not also execute an original paper version. Without Buyer’s prior written consent, Seller has not amended or modified the Mortgage Loan Documents, or waived any term or condition of them, or settled or compromised any claim in respect of any item of the Purchased Mortgage Loans, any related rights or any of the Mortgage Loan Documents, except only such amendments, modifications, waivers, settlements or compromises, if any, that (a) do not (i) affect the amount or timing of any payment of principal or interest payable with respect to such Purchased Mortgage Loan, (ii) extend its scheduled maturity date, modify its interest rate or constitute a cancellation or discharge of its outstanding principal balance, (iii) materially and adversely affect the liability of any maker, guarantor or insurer or the security afforded by the real property, furnishings, fixtures, or equipment securing the Purchased Mortgage Loan or (iv) materially and adversely affect its value, (b) have been approved by the insurer under the related private mortgage insurance policy, if any, and by the title insurer under the related lender’s title insurance policy, to the extent required to avoid affecting or impairing the coverage of such policy or policies, and (c) are in accordance with accepted servicing practices and the Agency Guidelines.

(d) Customary Provisions. The Mortgage and related Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption or right available to the Mortgagor or any other person which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage. The Mortgage Note and Mortgage are on forms that conform to Agency Guidelines and the Takeout Guidelines, as applicable.

Exhibit B, Page 20

(e) Original Terms Unmodified. The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except only if the Mortgage Note is not an eMortgage Note, by written instruments which (a) do not affect the amount or timing of any payment of principal or interest payable with respect to such Purchased Mortgage Loan, (b) have been recorded in the applicable public recording office if required by law or if necessary to maintain the lien priority of the Mortgage; (d) have been delivered, or in the case of a Wet Loan, will be delivered by the Wet Delivery Deadline, to Buyer or Custodian as required by this Agreement or Custodial Agreement, as applicable; and (c) if such instrument modifies an eNote, such modification is reflected on the MERS® eRegistry, and the eNote and related Mortgage Loan Documents remain valid, effective and enforceable and in compliance with all applicable eCommerce Laws and Agency Guidelines; the substance of any such waiver, alteration or modification has been approved by the insurer under the private mortgage insurance policy, if any, and by the title insurer, to the extent required by the related policy provided by Seller and is reflected appropriately on any and all documentation or data and is true and accurate in all respects. No other instrument of waiver, alteration or modification has been executed, and no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the insurer under the private mortgage insurance policy, if any, and by the title insurer, to the extent required by the policy, and which assumption agreement is a part of the loan file. As of the Purchase Date, the full original principal amount of each Mortgage Loan has been fully disbursed as provided for in the Mortgage Loan Documents, and there is no requirement for any future advances. For the avoidance of doubt, (i) any amendment, modification, waiver, settlement or compromise with respect to a Mortgage Loan that grants or agrees to forbearance as described in Section 4022 of the CARES Act or otherwise (whether or not required by the CARES Act or other applicable law, rule, regulation guidance or contract, or granted pursuant thereto), of any payment of principal or interest for any period of time, (ii) any request by an obligor for forbearance of any payment of principal or interest for any period of time under its Mortgage Loan pursuant to the CARES Act or otherwise and (iii) any failure to grant forbearance for a Mortgage Loan when requested by an obligor thereof entitled thereto as provided for in the CARES Act or otherwise, shall in each case automatically cause such Mortgage Loan to immediately fail or cease to be, as applicable, an Eligible Mortgage Loan.

(f) No Defenses. To the best of Seller’s knowledge, the Mortgage Note and the Mortgage are not subject to any right of rescission, set off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note and the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set off, counterclaim or defense, including, without limitation, the defense of usury, and no such right of rescission, set off, counterclaim or defense has been asserted with respect thereto; and neither the Mortgagor nor the Mortgaged Property is as of the Purchase Date or was as of the Origination Date, subject to an Act of Insolvency.

(g) No Outstanding Charges. To the best of Seller’s knowledge, there are no defaults by Seller or any Subservicer in complying with the terms of the Mortgage, and (1) all taxes, ground rents, special assessments, governmental assessments, insurance premiums, leasehold payments, water, sewer and municipal charges which previously became due and owing have been paid, or

Exhibit B, Page 20

escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable prior to any “economic loss” dates or discount dates (or if payments were made after any “economic loss” date or discount date, then Seller has paid any penalty or reimbursed any discount out of Seller’s funds) and (2) all flood and hazard insurance premiums and private mortgage insurance premiums which are due, have been paid without loss or penalty to the Mortgagor. To the best of Seller’s knowledge, as of the Purchase Date, no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration under a Mortgage Loan has occurred, including but not limited to a violation of applicable law, local ordinances or city codes resulting from a deterioration or defect existing in any Mortgaged Property, and neither Seller nor its predecessors have waived any default, breach, violation or event of acceleration. Seller has received no notice of, and has no knowledge of, any event, including but not limited to the bankruptcy filing or death of a Mortgagor, which may or could give rise to a Mortgagor default under the Mortgage Note or Mortgage. None of Seller or any Subservicer has advanced funds, or induced, solicited or knowingly received any advance from any Person other than the Mortgagor, directly or indirectly, for the payment of any amount due under the Mortgage Loan, unless otherwise permitted in the Takeout Guidelines.

(h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the Lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release. Neither Seller nor any Subservicer has waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, and neither Seller nor any Subservicer has waived any default.

(i) No Default. There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration, and neither Seller nor any Subservicer has waived any default, breach, violation or event permitting acceleration. With respect to each Mortgage Loan (i) the first Lien securing the Mortgage Loan is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such first Lien Mortgage or the related Mortgage Note, and (iii) no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder.

(j) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed to or for the account of the Mortgagor and there is no obligation for the mortgagee to advance additional funds thereunder and any and all requirements as to completion of any on site or off site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees, and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage have been paid, and the Mortgagor is not entitled to any refund of any amounts paid or due to the mortgagee pursuant to the Mortgage Note or Mortgage with exception to escrow holdbacks.

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(k) No Mechanics’ Liens. There are no mechanics’ or similar Liens or claims filed for work, labor or material (and no rights are outstanding that under law could give rise to such Lien) affecting the related Mortgaged Property which are or may be Liens prior to, or equal or coordinate with, the lien of the related Mortgage.

(l) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the Lien of the corresponding Mortgage on the Mortgaged Property and the security interest of any applicable security agreement.

(m) Origination; Payment Terms. The Mortgage Loan was originated by Seller, which is a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority or duly licensed by state licensing authority, if applicable. Seller and all other parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) organized under the laws of such state, or (3) qualified to do business in such state, or (4) federal savings and loan associations or national banks having principal offices in such state, or (5) not doing business in such state. Other than with respect to interest-only Mortgage Loans, principal payments on the Mortgage Loan commenced or will commence no more than sixty (60) days after the proceeds of the Mortgage Loan were disbursed. The Mortgage Loan requires interest payable in arrears on the first day of the month. Each Mortgage Note requires a monthly payment which is sufficient (i) during the period prior to the first adjustment to the Mortgage interest rate, to amortize the original principal balance fully over the original term thereof (unless otherwise provided in the Takeout Guidelines) and to pay interest at the related Mortgage interest rate, and (ii) during the period following each interest rate adjustment date in the case of each adjustable rate Mortgage Loan, to amortize the outstanding principal balance fully as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage interest rate. The Mortgage Note does not permit negative amortization. Interest on the Mortgage Note is calculated on the basis of a 360 day year consisting of twelve 30 day months. The Mortgage Loan is not a simple interest Mortgage Loan (meaning a Mortgage Loan on which interest is calculated daily). The Mortgage Loan does not require a balloon payment upon the maturity thereof. The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.

(n) Ownership. Immediately before Buyer’s payment of the Purchase Price, Seller was the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. The Mortgage Loan, including the Mortgage Note and the Mortgage, were not assigned or pledged by Seller and Seller had good and marketable title thereto, and Seller had full right to transfer and sell the Mortgage Loan to Buyer free and clear of any Lien, participation interest, equity, pledge or claim and had full right and authority subject to no interest or participation in, or agreement with any other Person to sell or otherwise transfer the Mortgage Loan. Following the sale of the Mortgage Loan, Buyer will own such Mortgage Loan and the other Mortgage Assets free and clear of any Lien and shall have a valid and perfected first priority security interest in such Mortgage Loan and the other Mortgage Assets then existing and thereafter arising in each case

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free and clear of any Lien. After the related Purchase Date, Seller will not have any right to modify or alter the terms of the sale of the Mortgage Loan and Seller will not have any obligation or right to repurchase the Mortgage Loan, except as provided in this Agreement or as otherwise agreed to by Seller and Buyer. Seller has full right to sell, assign and transfer the Mortgage Loan without the consent of the related Mortgagor or any other Person.

(o) Transfer of Mortgage Loan. The Mortgage Loan is a MERS Designated Mortgage Loan. The original Mortgage, or in the case of electronically recorded Mortgages, an electronic copy thereof, was recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the Lien thereof as against creditors of Seller, or is in the process of being recorded. For each Mortgage Loan that is not an eMortgage Loan by the Wet Delivery Date, Seller has designated Buyer as the “Interim Funder” on the MERS® System with respect to such Mortgage Loan and unless otherwise authorized by Buyer, no Person is listed as interim funder on the MERS® System with respect to such Mortgage Loan. For each Mortgage Loan that is an eMortgage Loan , Seller has designated, or will designate by the Wet Delivery Date, Buyer as the “Controller” and the Custodian as the “Location” on the MERS eRegistry.

(p) Hazard Insurance; Flood Insurance. All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer generally acceptable under the Takeout Guidelines and to prudent mortgage lending institutions against loss by fire, hazards of extended coverage and such other hazards as are required in the Takeout Guidelines pursuant to an insurance policy conforming to the requirements of Takeout Guidelines and providing coverage in an amount equal to the lesser of (i) the full insurable value of the Mortgaged Property or (ii) the outstanding principal balance owing on the Mortgage Loan. All such insurance policies are in full force and effect and contain a standard mortgagee clause naming the originator of the Mortgage Loan, its successors and assigns as mortgagee and all premiums thereon have been paid. Before funding of the Mortgage Loan, Seller has made a determination regarding whether the Mortgaged Property is or will be located in a Special Flood Hazard Area using the Standard Flood Hazard Determination Form developed by the U.S. Department of Homeland Security Federal Emergency Management Agency and has properly recorded the basis for such determination on such form. If the Mortgaged Property is in an area identified on a flood hazard map or flood insurance rate map issued by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available), a flood insurance policy meeting the requirements of the Flood Laws is in effect which policy conforms to the requirements of the Takeout Guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of Buyer upon the consummation of the transactions contemplated by this Agreement. Seller has not engaged in, and has no knowledge of the Mortgagor, any Subservicer or any prior servicer having engaged in, any act or omission that would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either, including no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by Seller.

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(q) Title Insurance. The Mortgage Loan is covered by an ALTA, CLTA or TLTA lender’s title insurance policy, acceptable to Fannie Mae or Freddie Mac, or state law, issued by a title insurer acceptable to Fannie Mae or Freddie Mac, or state law and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring in Seller, its successors and assigns as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and, if such Mortgage Loan is an adjustable rate Mortgage Loan, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage interest rate or monthly payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. Seller and its successors and assigns are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement and will inure to the benefit of Buyer and its assigns without any further act. No claims have been made under such lender’s title insurance policy, and Seller has not done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy.

(r) Closing Protection Letter and Escrow Letter. There is, with respect to such Mortgage Loan, a valid and enforceable Closing Protection Letter and escrow letter duly executed by the Settlement Agent.

(s) Private Mortgage Insurance Policy. In the event that a private mortgage insurance policy is required by Buyer, the Mortgage Loan has a valid and transferable private mortgage insurance policy. Unless the private mortgage insurance policy for a Mortgage Loan was cancelled at the request of the Mortgagor or automatically terminated, in either case in accordance with applicable law, all premiums have been paid and all provisions of such private mortgage insurance policy have been and are being complied with. With respect to a purchase money Mortgage Loan, both the original appraised value and the purchase price are accurately depicted as such on Seller’s (or, as applicable, Subservicer’s) servicing system. Where a Mortgage Loan was closed as a streamlined refinance and a new appraisal was not required, the prior appraised value that was relied on in making the credit decision for the Mortgage Loan is accurately depicted on Seller’s (or, as applicable, Subservicer’s) servicing system. The Mortgage interest rate for the Mortgage Loan is net of any such insurance premium.

(t) Optional Insurance. No single payment credit life insurance or other optional insurance product that has been considered “predatory” by Fannie Mae or Freddie Mac has been obtained in connection with such Mortgage Loan. If such Mortgage Loan involved any type of optional insurance, such insurance was properly serviced including, without limitation, by use of the proper application and collection of premiums, the maintenance of complete and accurate records, processing and payment of claims and the handling of correspondence. The Mortgage Loan does not involve an optional insurance product that was or is being provided free of charge to the Mortgagor.

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(u) Insurance. All required insurance policies, of whatever type, remain in full force and effect. Seller has not engaged in, and has no knowledge of the Mortgagors having engaged in, any act or omission which would impair the coverage validity or binding effect of any such policies. No action, inaction, or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, private mortgage insurance policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by Seller or any Subservicer or any designee of Seller or any Subservicer or any corporation in which Seller, any Subservicer or any officer, director, or employee of Seller or any Subservicer had a financial interest at the time of placement of such insurance.

(v) Mortgaged Property Undamaged; No Condemnation Proceedings. To the best of Seller’s knowledge, as of the related Purchase Date, there are no uninsured casualty losses or casualty losses where coinsurance has been, or Seller has reason to believe will be, claimed by the insurance company or where the loss, exclusive of contents, is, or will be, greater than the recovery (less actual costs and expenses incurred in connection with such recovery) from the insurance carrier. No casualty insurance proceeds have been used to reduce Mortgage Loan balances or for any other purpose except to make repairs to the Mortgaged Property, except as allowed pursuant to applicable law and the Mortgage Loan documents. All damage with respect to which casualty insurance proceeds have been received by or through Seller has been properly repaired or is in the process of being repaired using such proceeds. To the best of Seller’s knowledge, there is no damage to the Mortgaged Property from waste, fire, windstorm, flood, tornado, earthquake or earth movement, hazardous or toxic substances, other casualty, or any other property related circumstances or conditions that would adversely affect the value or marketability of any Mortgage Loan or Mortgaged Property, and adequate insurance is in place to cover all such events. There is no proceeding pending or, to the best of Seller’s knowledge, threatened for the partial or total condemnation of the Mortgaged Property that would adversely affect the Mortgage Loan.

(w) Location of Improvements; No Encroachments. All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in (p) above and all improvements on the Mortgaged Property comply with all applicable zoning and subdivision laws and ordinances.

(x) Appraisal. The Credit File contains an appraisal or an underwriting property valuation using an automated valuation model of the related Mortgaged Property, or an Appraised Value Alternative, in each case, in a form acceptable to the applicable Agency or Approved Takeout Investor and Buyer and consistent with the applicable Agency Guidelines, and in the case

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of an appraisal, made and signed, before the approval of the Mortgage Loan application, by a qualified appraiser, duly appointed by Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, whose compensation is not affected by the approval or disapproval of the Mortgage Loan and who met the minimum qualifications of the applicable Agency. Each appraisal of the Mortgage Loan was made in conformity with the Uniform Standards of Professional Appraisal Practice and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (12 U.S.C. 3331 et seq.) and the regulations promulgated thereunder, and if such Mortgage Loan is a “higher priced mortgage loan” as defined in 12 CFR § 1026.35(a)(1), the requirements of 12 CFR § 1026.35(c)(3) and (4), including their requirements, if applicable, for a second appraisal for higher priced mortgage loans to finance a consumer’s acquisition of his or her principal dwelling that was acquired by its seller within 90 or 180 days before consummation of such mortgage loan, for more than 110% or 120%, respectively, of the seller’s acquisition price, all as in effect on the Date of Origination of the Mortgage Loan.

(y) Construction Defects. Any home or other improvement included within the Mortgaged Property was constructed in a workmanlike manner, and was accepted by the original homeowner or Mortgagor in good and habitable condition and working order, and conforms with all warranties, express or implied, representations, legal obligations, and local, state and federal requirements and codes concerning the condition, construction, and placement of the home or improvement.

(z) Occupancy of the Mortgaged Property. The Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy to the extent required by the relevant authorities, have been made or obtained from the appropriate authorities and no improvement located on or part of the Mortgaged Property is in violation of any zoning law or regulation.

(aa) Type of Mortgaged Property. The Mortgaged Property is located in the United States and consists of a single parcel of real property with a detached single family residence erected thereon, or a two to four family dwelling, or an individual condominium unit, or an individual unit in a planned unit development, or a Cooperative Unit in a Cooperative Project; provided, however, that any condominium project or planned unit development generally conforms to the Takeout Guidelines regarding such dwellings. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is acceptable to Buyer. The Mortgaged Property is not a Manufactured Home or a mobile home.

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(bb) Environmental Matters. There is no pending action or proceeding directly involving any Mortgaged Property of which Seller is aware in which compliance with any environmental law, rule or regulation is an issue and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.

(cc) [Reserved]

(dd) Unacceptable Investment. Seller has no knowledge of any circumstances or condition with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent or materially adversely affect the value or the marketability of the Mortgage.

(ee) Servicemembers Civil Relief Act. The Mortgagor has not notified Seller or any Subservicer, and Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003, as amended, or other similar state or federal law.

(ff) No Fraud. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to the Mortgage Loan has taken place on the part of Seller, any Subservicer or, to the best of Seller’s knowledge, any other Person involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan, including without limitation the Mortgagor, any appraiser, any builder or developer. To the best of Seller’s knowledge, the documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. Seller has reviewed all of the documents constituting the Loan File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein.

(gg) Delinquency. All payments required to be made prior to the related Purchase Date for such Mortgage Loan under the terms of the Mortgage Note have been made, the Mortgage Loan has not been dishonored, and the Mortgage Loan is not and has never been a Defaulted Loan.

(hh) Compliance with Applicable Laws. Any and all requirements of any applicable federal (including, but not limited to, the CARES Act), state or local law or regulation including usury, truth in lending, ability to repay, real estate settlement procedures, consumer credit protection, consumer privacy, fair credit billing, fair credit reporting, fair debt collection practices, predatory and abusive lending laws, equal credit opportunity, fair housing and home mortgage disclosure laws or unfair, deceptive and abusive practices laws applicable to the origination and servicing of the Mortgage Loan including any provisions relating to prepayment penalties, have been complied with in all material respects and the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations. Seller maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and shall make

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such evidence available for Buyer’s inspection at Seller’s office during normal business hours upon reasonable advance notice. Each Mortgage Loan at the time it was made complied in all material respects with applicable local, state, and federal laws, including all applicable predatory and abusive lending laws.

(ii) Disclosure and Rescission Materials. The Mortgagor has received all disclosure materials required by applicable law (including eCommerce Laws) with respect to the making of mortgage loans of the same type as the Mortgage Loan and rescission materials required by applicable law and has acknowledged receipt of such materials to the extent required by applicable law and such acknowledgment.

(jj) Texas Refinance Loans. Each Mortgage Loan originated in the State of Texas pursuant to Article XVI, Section 50(a)(6) of the Texas Constitution (a “Texas Refinance Loan”) has been originated in compliance with the provisions of Article XVI, Section 50(a)(6) of the Texas Constitution, Texas Civil Statutes and the Texas Finance Code. With respect to each Texas Refinance Loan that is a cash out refinancing, the related Mortgage Loan Documents state that the Mortgagor may prepay such Texas Refinance Loan in whole or in part without incurring a prepayment penalty. Seller does not collect any such prepayment penalties in connection with any such Texas Refinance Loan.

(kk) Anti-Money Laundering Laws. Seller and its agents have at all times complied with all applicable federal, state and local anti-money laundering laws, orders and regulations to the extent applicable to Seller, including without limitation the USA PATRIOT Act of 2001, the Bank Secrecy Act and the regulations of the Office of Foreign Asset Control (collectively, the “Anti-Money Laundering Laws”), in respect of the origination and servicing of each Mortgage Loan; Seller has established an anti-money laundering compliance program as and to the extent required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination and servicing of each Mortgage Loan for purposes of the Anti-Money Laundering Laws to the extent applicable to Seller, and, to the extent required by applicable law, maintains, and will maintain, either directly or through third parties, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws. No Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations.

(ll) Predatory Lending Regulations. The Mortgage Loan is not classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 (“HOEPA”) or (b) a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law. The Mortgage Loan does not have an “annual percentage rate” or total “points and fees” payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. § 226.32(a)(1)(i). No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the

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Mortgage Loan. No term or condition of, and no practice used in connection with the Origination of, such Mortgage Loan has been categorized as an “unfair” or “deceptive” term, condition or practice under any applicable federal, state or local law (or regulation promulgated thereunder) and the Mortgage Loan does not have any terms which expose Buyer to regulatory action or enforcement proceedings, penalties or other sanctions.

(mm) State Laws. No Mortgage Loan is a “High-Cost Home Loan” as defined in the Arkansas Home Loan Protection Act effective July 16, 2003 (Act 1340 of 2003); no Mortgage Loan is a “High-Cost Home Loan” as defined in the Kentucky high-cost home loan statute effective June 24, 2003 (Ky. Rev. Stat. Section 360.100); no Mortgage Loan is a “High-Cost Home Loan” as defined in the New Jersey Home Ownership Act effective November 27, 2003 (N.J.S.A. 46:10B-22 et seq.); no Mortgage Loan is a “High-Cost Home Loan” as defined in the New Mexico Home Loan Protection Act effective January 1, 2004 (N.M. Stat. Ann. §§ 58-21A-1 et seq.); no Mortgage Loan is a “High-Risk Home Loan” as defined in the Illinois High-Risk Home Loan Act effective January 1, 2004 (815 Ill. Comp. Stat. 137/1 et seq.); no Mortgage Loan is a “High-Cost Home Mortgage Loan” as defined in the Massachusetts Predatory Home Loan Practices Act, effective November 7, 2004 (Mass. Ann. Laws Ch. 183C); no Mortgage Loan is a “High Cost Home Loan” as defined in the Indiana Home Loan Practices Act, effective January 1, 2005 (Ind. Code Ann. Sections 24-9-1 through 24-9-9); no Mortgage Loan that was originated on or after October 1, 2002 and on or prior to March 7, 2003, which is secured by property located in the State of Georgia; no Mortgage Loan that was originated after March 7, 2003, which is a “high cost home loan” as defined under the Georgia Fair Lending Act, as amended (the “Georgia Act”); no Mortgage Loan is a “high cost home loan,” as defined in Section 6 L of the New York State Banking Law; and no Mortgage Loan is a “covered loan” as contemplated in the California Predatory Lending Act set forth in California Finance Code Sections 4970 to 4979.8.

(nn) Arbitration. No Mortgagor agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction.

(oo) Higher Cost Products. The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan’s originator which is a higher cost product designed for less creditworthy Mortgagors, unless at the time of the Mortgage Loan’s origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan’s requirements and the Mortgagor’s credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan’s originator or any affiliate of the Mortgage Loan’s originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan’s originator, the Mortgage Loan’s originator referred the Mortgagor’s application to such affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator’s higher-priced nonprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator’s standard mortgage line if the Mortgagor was able to qualify for one of the standard products.

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(pp) Underwriting Methodology. With respect to delegated underwritten loans, the methodology used in underwriting the extension of credit for each Mortgage Loan does not rely solely on the extent of the Mortgagor’s equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria such as the Mortgagor’s income, assets and liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan’s originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan.

(qq) Points and Fees. No Mortgagor was charged “points and fees” as defined in 12 CFR § 1026.32(b)(1), whether or not financed, in an amount greater than (i) three percent (3%) of the total loan amount – or, for Mortgage Loans of less than $100,000 (indexed for inflation), such different amount as is specified in 12 CFR § 1026.43(e)(3) – of any Mortgage Loan that is an “ATR Covered Loan” (i.e., a Mortgage Loan that is subject to the Truth in Lending Act of 1968, as amended, and is not exempt from the ability to repay requirements of Regulation Z (12 CFR § 1026.43(a) or (d)), or (ii) five percent (5%) of the principal amount of any Mortgage Loan that is an “ATR Exempt Loan” (i.e., a Mortgage Loan that is either not subject to the Truth in Lending Act of 1968, as amended, or is exempt from such ability to repay requirements in Regulation Z). All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal laws and regulations.

(rr) Prepayment Penalties. With respect to any Mortgage Loan that contains a provision permitting imposition of a penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) the Mortgage Loan’s originator had a written policy of offering the Mortgagor the option of obtaining a mortgage loan that did not require payment of such a penalty, (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the mortgage loan documents pursuant to applicable state, local and federal law, and (v) notwithstanding any state or federal law to the contrary, neither Seller nor any Subservicer shall impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the Mortgagor’s default in making the loan payments.

(ss) Single Premium Credit Insurance Policies. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, accident, unemployment, or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g., life, mortgage, disability, accident, unemployment, or health insurance product) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan; any breach of this representation shall be deemed to materially and adversely affect the value of the Mortgage Loan and shall require a repurchase of the affected Mortgage Loan.

(tt) Origination Practices; Servicing. The origination practices used by Seller and the collection and servicing practices used by Seller and any Subservicer with respect to each Mortgage Loan have been in all respects legal and customary in the mortgage origination and servicing industry and the collection and servicing practices used by Seller and any Subservicer have been consistent with customary servicing procedures. The Mortgage Loan satisfies, and has been originated and underwritten in accordance with, all applicable requirements of Seller’s underwriting guidelines. Seller has serviced the Mortgage Loan at all times since its origination.

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(uu) Escrow Payments. With respect to escrow deposits and payments that Seller is entitled to collect, all such payments are in the possession of, or under the control of Seller, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note.

(vv) Interest on Escrows. As of the related Purchase Date, Seller has credited to the account of the related Mortgagor under the Mortgage Loan all interest required to be paid by applicable law or by the terms of the related Mortgage Note on any escrow account. Evidence of such credit shall be provided to Buyer upon request.

(ww) Escrow Analysis. Seller has properly conducted an escrow analysis for each escrowed Mortgage Loan in accordance with applicable law. All books and records with respect to each Mortgage Loan comply with applicable law and regulations, and have been adjusted to reflect the results of the escrow analyses. Except as allowed by applicable law, no inflation factor was used in the escrow analysis. Seller has delivered notification to the Mortgagor(s) under each Mortgage Loan of all adjustments resulting from such escrow analyses.

(xx) Escrow Holdbacks. The Mortgage Loan is not subject to outstanding escrow holdbacks except those specifically identified by Seller as defined in the Takeout Guidelines.

(yy) Credit Reporting. If applicable, Seller has caused to be fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its Mortgagor loan files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis; any breach of this representation shall be deemed to materially and adversely affect the value of the Mortgage Loan and shall require a repurchase of the affected Mortgage Loan.

(zz) Interest Rate Adjustments. If applicable, with respect to each adjustable rate Mortgage Loan, all interest rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state and local law has been properly paid and credited. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans.

Exhibit B, Page 20

(aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a “living trust” and such “living trust” is in compliance with Agency Guidelines for such trusts. The Mortgagor is a natural person. The Mortgagor is not an officer (or immediate relative thereof) or agent of Seller or an Affiliate of Seller. The Mortgagor is not a government or a governmental subdivision or agency. Unless the Mortgaged Property is an Investor Loan, the Mortgagor occupies the Mortgaged Property, or will occupy it within sixty (60) days of Origination of the related Mortgage Loan.

(bbb) Fannie Mae Takeout Guidelines Announcement 95-19. If applicable, Seller will transmit full file credit reporting data for each Mortgage Loan pursuant to Fannie Mae requirements and that for each Mortgage Loan, Seller agrees that it will report its status each month in accordance with Fannie Mae requirements.

(ccc) Tax Identification/Back Up Withholding. All tax identifications for individual Mortgagors, have been certified as required by law. Seller has complied with all IRS requirements regarding the obtainment and solicitation of taxpayer identification numbers and the taxpayer identification numbers provided to Buyer as reflected on the system are correct. To the extent a Mortgage Loan is on back up withholding, Seller has substantiated both the initial reason for the back up withholding and the amount of such back up withholding and the reason for such back up withholding in the amount currently withheld still exists.

(ddd) IRS Forms. All IRS forms, including, but not limited to, Forms 1099, 1098, 1041 and K-1, as appropriate, which are required to be filed with respect to activity occurring on or before the year in which the Purchase Date occurs and have been filed or will be filed in accordance with applicable law.

(eee) Electronic Drafting of Payments. If Seller or a Subservicer drafts monthly payments electronically from the Mortgagor’s bank account, such drafting occurs in compliance with applicable federal, state, and local laws and regulations; and the applicable agreement with the Mortgagor; and such applicable agreement with the Mortgagor both legally and contractually can be fully assigned to Buyer pursuant to the assignment provisions contained therein, and will be fully assigned to Buyer pursuant to this Agreement.

(fff) Third Party Originators and TPO Loans. The Mortgage Loan is not a TPO Loan, nor was it originated by a Third Party Originator.

(ggg) U.S. Loan; Mortgagor. The Mortgage Loan is denominated and payable only in United States dollars within the United States and the related Mortgagor is a United States citizen or resident alien or, only if the Mortgagor is a trustee as described in item (zz) in this Exhibit B that is not a natural person, Mortgagor is a corporation or other legal entity organized under the laws of the United States or any state thereof or the District of Columbia.

(hhh) Representations and Warranties to Approved Takeout Investor. Any representations or warranties made by Seller to the Approved Takeout Investor upon final sale of the Mortgage Loan are hereby incorporated into this Agreement, and Seller is deemed to make the same representations and warranties to Buyer, as if such representations and warranties were fully set forth herein.

(iii) [Reserved]

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(jjj) Takeout Commitment/Hedging Arrangement. The Mortgage Loan is subject to (a) a legally valid and binding Takeout Commitment and satisfies all of the requirements related to such Takeout Commitment; or (b) a legally valid and binding Hedging Arrangement and satisfies all the requirements related to such Hedging Arrangement.

(kkk) Agency Guidelines. The Mortgage Loan satisfies, and has been originated in accordance with, all applicable requirements of the applicable Agency Guidelines.

(lll) [Reserved]

(mmm) Whole Loan. The Mortgage Loan is a whole loan and not a participation interest.

(nnn) UCC Characterization. The Mortgage Loan is an “account”, “chattel paper”, “promissory note” or “payment intangible” within the meaning of Article 9 of the UCC of all applicable jurisdictions.

(ooo) Bankruptcy Code Characterization. The Mortgage Loan is a “mortgage loan” within the meaning of the Bankruptcy Code.

(ppp) No Previous Financing. The Mortgage Loan has not been previously financed by any other Person.

(qqq) Ineligible Loan Types. The Mortgage Loan is not (i) a negative amortization loan, (ii) a second lien loan, (iii) a home equity line of credit or similar loan, (iv) a reverse mortgage, (v) a subprime Mortgage Loan or alt-A Mortgage Loan or (vi) considered an “Expanded Approval” loan or a similar loan such as is described in the applicable Agency’s eligibility certification. For the avoidance of doubt, even if specified or referenced in the definition of “Eligible Mortgage Loan” under this Agreement as amended and in effect before the effective date of the Omnibus Letter Agreement between Buyer and Seller dated April 30, 2020, the following Loan Types and any similarly specially-designated Loan Types are ineligible for inclusion in any Transaction entered into on or after April 30, 2020:

High-CLTV Loans, Low FICO Government Loans, Low FICO FHA/VA Loans, Manufactured Housing Loans, State Bond Loans, Freddie Mac Small Balance Loans, Government High CLTV Loans, OATI Jumbo Loans and RHS Loans

(rrr) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

Exhibit B, Page 20

(sss) Condominiums/ Planned Unit Developments. If the Mortgage Loan is a condominium loan, the related residential dwelling is a condominium unit or a unit in a planned unit development (other than a de minimis planned unit development) and such condominium or planned unit development project meets the eligibility requirements of Fannie Mae and Freddie Mac including Fannie Mae eligibility requirements for sale to Fannie Mae or is located in a condominium or planned unit development project which has received Fannie Mae project approval and the representations and warranties required by Fannie Mae with respect to such condominium or planned unit development have been made and remain true and correct in all respects.

(ttt) Downpayment. The source of the down payment with respect to such Mortgage Loan has been fully verified by Seller.

(uuu) Due on Sale. The related Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

(vvv) Flood Certification Contract. Seller has obtained a life of loan, transferable flood certification contract for such Mortgage Loan and such contract is assignable without penalty, premium or cost to Buyer.

(www) No Construction Loans. The Mortgage Loan was not made in connection with (a) the construction or rehabilitation of a Mortgaged Property or (b) facilitating the trade-in or exchange of a Mortgaged Property.

(xxx) eMortgage Loans. If the Mortgage Loan is an eMortgage Loan (i) the Mortgage Loan is evidenced by an eNote that is a valid and enforceable Transferable Record pursuant to all applicable eCommerce Laws, and there is no defect with respect to the eNote that would confer upon Buyer or a subsequent transferor, less than the full rights, benefits and defenses of “control” (as defined by UETA and E-SIGN) of the Transferable Record, (ii) prior to transfer to Buyer, the Seller is an entity entitled to enforce the Mortgage Loan, (iii) all electronic signatures associated with the Mortgage Loan are authenticated and authorized and the type of electronic signature used by the mortgagor to sign the related eNote and any other electronic record associated therewith (A) is legal and enforceable under applicable law, and (B) was not effected by means of audio or video recording, (iv) Seller has established procedures and controls limiting access to MERS® eDelivery and the MERS® eRegistry to duly authorized individuals, and Buyer is entitled to rely on any transmission, transfer or other communication via these systems to be the authorized act of Seller, (v) with respect to the eNote and each other Electronic Record contained in the Loan File, Seller has collected and continues to retain as part of the eClosing Transaction Record (A) any and all consents, agreements and disclosures required to create a valid and binding electronic record under eCommerce Laws and (B) appropriate evidence, to document the agreement of each signer of such eNote or other Electronic Record to use an electronic signature, to demonstrate such signer’s execution of a particular electronic signature, and to prove its attribution of the electronic signature to such signer, (vi) any transfers of “control” (as defined by UETA and E-SIGN) of the eNote are authenticated and authorized, (vii) the Authoritative Copy of the eNote has not been

Exhibit B, Page 20

altered since it was electronically signed by its issuer(s), (viii) there has been, at all times, one and only one Authoritative Copy of the eNote in existence, and all other copies are readily identifiable as non-authoritative copies, and (ix) the eNote is not subject to a defense, claim of ownership or security interest, or claim in recoupment of any party that can be asserted against Seller, Buyer, any Buyer or any subsequent transferor.

(yyy) eNote Form and Registration. If the Mortgage Loan is an eMortgage Loan, (i) such eMortgage Loan was originated using the current form of Uniform Fannie Mae/Freddie Mac form or Ginnie Mae form, as applicable, of eNote (which form is, as of the date of this Agreement, created by modifying the appropriate Fannie Mae or Freddie Mac Uniform Instrument or Ginnie Mae, as applicable,to meet substantive and technical eligibility requirements for eNotes under Agency Guidelines, including the substantive requirement that such eNote contain the Agency eNote Clause, defined below) or in such other form as is acceptable to the applicable Agency, Approved eMortgage Takeout Investor, and Buyer, and in compliance with all applicable eCommerce Laws, Agency Guidelines and Takeout Guidelines, (ii) the eNote contains a valid, unique 18-digit MIN that is identical to the MIN assigned to the related Mortgage on the MERS® System and identifies MERSCORP Holdings, Inc., a Delaware limited liability company, as the “Operator of the Registry”, (iii) the eNote is properly registered on the MERS® eRegistry (and was initially registered within one (1) calendar day of the origination of the eMortgage Loan) and all transfers of control, location and/or servicing agent and all modifications to the eNote and the eMortgage Loan, if any, have been approved by Buyer in writing and are reflected on the eRegistry in compliance with the MERS® eRegistry Procedures Manual and applicable Agency Guidelines, (iv) Seller has transferred, or in the case of a Wet Loan, by its Wet Funding Deadline, will transfer, the Authoritative Copy of the eNote to Buyer’s eVault and the tamper-seal of such eNote matches the tamper-seal of the eNote on the eRegistry, and (v) Buyer is named as the current Controller and Location of the eNote on the MERS® eRegistry (provided that another Person may be identified as Controller and/or Location of such eNote pursuant to an eNote Control and Bailment Agreement for a period of up to sixty (60) days).

The term “Agency eNote Clause” means the clause required by Fannie Mae and Freddie Mac or Ginnie Mae, as applicable, to be inserted as the last numbered provision in all eNotes, which clause, as of the date of this Agreement, reads as follows:

“[11]. ISSUANCE OF TRANSFERABLE RECORD; IDENTIFICATION OF NOTE HOLDER; CONVERSION FROM ELECTRONIC NOTE TO PAPER-BASED NOTE

(A) I expressly state that I have signed this electronically created Note (the “Electronic Note”) using an Electronic Signature. By doing this, I am indicating that I agree to the terms of this Electronic Note. I also agree that this Electronic Note may be Authenticated, Stored and Transmitted by Electronic Means (as defined in Section 11(F)), and will be valid for all legal purposes, as set forth in the Uniform Electronic Transactions Act, as enacted in the jurisdiction where the Property is located (“UETA”), the Electronic Signatures in Global and National Commerce Act (“E-SIGN”), or both, as applicable. In addition, I agree that this Electronic Note will be an effective, enforceable and valid Transferable Record (as defined in Section 11(F)) and may be created, authenticated, stored, transmitted and transferred in a manner consistent with and permitted by the Transferable Records sections of UETA or E-SIGN.

Exhibit B, Page 20

(B) Except as indicated in Sections 11(D) and (E) below, the identity of the Note Holder and any person to whom this Electronic Note is later transferred will be recorded in a registry maintained by [Insert Name of Operator of Registry here*] or in another registry to which the records are later transferred (the “Note Holder Registry”). The authoritative copy of this Electronic Note will be the copy identified by the Note Holder after loan closing but prior to registration in the Note Holder Registry. If this Electronic Note has been registered in the Note Holder Registry, then the authoritative copy will be the copy identified by the Note Holder of record in the Note Holder Registry or the Loan Servicer (as defined in the Security Instrument) acting at the direction of the Note Holder, as the authoritative copy. The current identity of the Note Holder and the location of the authoritative copy, as reflected in the Note Holder Registry, will be available from the Note Holder or Loan Servicer, as applicable. The only copy of this Electronic Note that is the authoritative copy is the copy that is within the control of the person identified as the Note Holder in the Note Holder Registry (or that person’s designee). No other copy of this Electronic Note may be the authoritative copy.

(C) If Section 11 (B) fails to identify a Note Holder Registry, the Note Holder (which includes any person to whom this Electronic Note is later transferred) will be established by, and identified in accordance with, the systems and processes of the electronic storage system on which this Electronic Note is stored.

(D) I expressly agree that the Note Holder and any person to whom this Electronic Note is later transferred shall have the right to convert this Electronic Note at any time into a paper-based Note (the “Paper-Based Note”). In the event this Electronic Note is converted into a Paper-Based Note, I further expressly agree that: (i) the Paper-Based Note will be an effective, enforceable and valid negotiable instrument governed by the applicable provisions of the Uniform Commercial Code in effect in the jurisdiction where the Property is located; and (ii) my signing of this Electronic Note will be deemed issuance and delivery of the Paper-Based Note; (iii) I intend that the printing of the representation of my Electronic Signature upon the Paper-Based Note from the system in which the Electronic Note is stored will be my original signature on the Paper-Based Note and will serve to indicate my present intention to authenticate the Paper-Based Note; (iv) the Paper-Based Note will be a valid original writing for all legal purposes; and (v) upon conversion to a Paper-Based Note, my obligations in the Electronic Note shall automatically transfer to and be contained in the Paper-Based Note, and I intend to be bound by such obligations.

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(E) Any conversion of this Electronic Note to a Paper-Based Note will be made using processes and methods that ensure that: (i) the information and signatures on the face of the Paper-Based Note are a complete and accurate reproduction of those reflected on the face of this Electronic Note (whether originally handwritten or manifested in other symbolic form); (ii) the Note Holder of this Electronic Note at the time of such conversion has maintained control and possession of the Paper-Based Note; (iii) this Electronic Note can no longer be transferred to a new Note Holder; and (iv) the Note Holder Registry (as defined above), or any system or process identified in Section 11(C) above, shows that this Electronic Note has been converted to a Paper-Based Note, and delivered to the then-current Note Holder.

(F) The following terms and phrases are defined as follows: (i) “Authenticated, Stored and Transmitted by Electronic Means” means that this Electronic Note will be identified as the Note that I signed, saved, and sent using electrical, digital, wireless, or similar technology; (ii) “Electronic Record” means a record created, generated, sent, communicated, received, or stored by electronic means; (iii) “Electronic Signature” means an electronic symbol or process attached to or logically associated with a record and executed or adopted by a person with the intent to sign a record; (iv) “Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form; and (v) “Transferable Record” means an electronic record that: (a) would be a note under Article 3 of the Uniform Commercial Code if the electronic record were in writing and (b) I, as the issuer, have agreed is a Transferable Record.”

* Note: Insert “MERSCORP Holdings, Inc., a Delaware corporation” here as the name of the Operator of the Registry.

(zzz) No Document Licenses or Fees. No eNote or other Electronic Record for such Mortgage Loan, regardless of format, is subject to any licensing condition that would prohibit, limit or inhibit Buyer’s ownership or use of such eNote and other Electronic Record or any of its rights and remedies under this Agreement and Buyer is not required to pay any royalties or any other fees due to Buyer’s ownership or use of the eNotes and Electronic Records.

(aaaa) eClosing System and eVault. If the Mortgage Loan is an eMortgage Loan, (i) a copy of the eNote is being maintained in an eVault that satisfies the requirements of §§16(b) and 16(c) of UETA and §§201(b) and 201(c) of E-SIGN and all applicable Agency Guidelines and Takeout Guidelines, (ii) the eNote and other Electronic Mortgage documents, the systems and processes used to create, register, transfer, store, retrieve, maintain and secure these documents, and the eClosing System used by the Mortgagor to electronically sign these documents comply with all applicable eCommerce Laws, including §201 of E-SIGN and §16 of UETA, Agency Guidelines and Takeout Guidelines, as applicable.

Exhibit B, Page 20

EXHIBIT M

CONDITIONS PRECEDENT TO THIRTEENTH AMENDMENT DOCUMENTS

1.	Execution by Seller of the Thirteenth Amendment to MRA

2.	Execution by Seller of the Eleventh Amendment to Side Letter

3. Network security and cyber liability insurance policy that includes coverage for any and all costs and expenses associated with a data security incident or evidence of insurance in lieu of policy, endorsed to provide that for any loss affecting Buyer’s interests

Exhibit M